Exhibit 99.1


ARTISOFT ENTERS INTO NEW FINANCING FOR $4 MILLION

CAMBRIDGE, MASS. - JUNE 30TH, 2003 - Artisoft(R), Inc. (NASDAQ: ASFTC) announced today that it has entered into an agreement for a $4 million Preferred Stock financing. Under the terms of the financing, investors will purchase 2,627,002 shares of Series C Convertible Preferred Stock, in a private placement at a per share purchase price of $1.50. The investors will also receive warrants to purchase up to 2,627,002 shares of common stock. The closing of the financing is subject to customary closing conditions, including the authorization of the financing by Artisoft's stockholders. Artisoft intends to use the net proceeds from the financing for general corporate purposes.

The shares of Series C Preferred Stock will initially be convertible into a like number of shares of common stock, subject to adjustment in certain events. The holders of the preferred stock, as a class, will also be entitled to elect a director of the Company. The warrants will expire on June 27, 2010 and will be exercisable at a per share price of $1.88. The expiration date, the per share exercise price and the number of shares issuable upon exercise of the warrants will be subject to adjustment in certain events.

The offer, sale and issuance to the investors of the Series C Preferred Stock, the warrants and the shares of common stock issuable upon the conversion or exercise, as the case may be, of the Series C Preferred Stock and warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Artisoft will be required to register for resale by the investors the common stock issuable upon the conversion or exercise, as the case may be, of the Series C Preferred Stock and the warrants under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

IMPORTANT INFORMATION AND WHERE TO FIND IT:

Artisoft, Inc. plans to file a proxy statement with the Securities and Exchange Commission relating to the financing described in this release. Investors and stockholders are urged to read the proxy statement when it becomes available, because it will contain important information about Artisoft, the financing described in this release and related matters. When the proxy statement is completed, Artisoft plans to send it to its stockholders to seek their authorization of the financing described in this release. A copy of the proxy statement (when it is filed) and other documents filed by Artisoft with the SEC are available for free at the SEC's web site at http://www.sec.gov. Artisoft's stockholders may also obtain the proxy statement and other documents without charge by directing a request to Artisoft, Inc., Attention: Duncan G. Perry, 5 Cambridge Center, Cambridge, Massachusetts 02142, Telephone: (617) 354-0600.

Artisoft, its directors and executive officers, the investors in the financing described in this release, and certain other persons may be deemed to be participants in the solicitation of proxies from Artisoft's stockholders to authorize the financing. Information regarding Artisoft's directors, executive officers and significant stockholders is contained in Artisoft's Annual Report on Form 10-K filed with the SEC on September 30, 2002, as amended by Amendment No. 1 to that report filed with the SEC on May 20, 2003, its Quarterly Report on Form 10-Q filed with the SEC on May 20, 2003 and its definitive proxy statements filed with the SEC on October 18, 2002 and on March 14, 2003. As of March 31, 2003, (1) Artisoft's directors and executive officers beneficially owned approximately 4%, of Artisoft's common stock and (2) certain investors in the financing described in this release beneficially owned approximately 16% of Artisoft's common stock. Certain investors in the financing described in this release are holders of an aggregate of 700,000 shares of Artisoft's Series B Convertible Preferred Stock, convertible into 277,777 shares of Artisoft's common stock, and warrants to purchase up to 116,666 shares of common stock
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issued by Artisoft in 2001. The closing of the financing described in this release would result in an antidilution adjustment to the Series B Preferred Stock, increasing the number of shares of common stock issuable upon conversion of the Series B Preferred Stock by approximately 208%. The closing of the financing would also reduce the exercise price of the common stock purchase warrants issued by Artisoft in 2001 from $6.30 to $1.50.

Artisoft and TeleVantage are registered trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.


FINANCIAL COMMUNITY:                       MEDIA COMMUNITY CONTACT
DUNCAN G. PERRY                            MARY ELLEN COLLINS
617-354-0600 X201                          617-354-0600 EXT. 342
EMAIL: dperry@artisoft.com                 EMAIL: mcollins@artisoft.com